KPMG Peat Marwick LLP
4200 Norwest Center
90 South Seventh Street
Minneapolis, MN 55402

                    INDEPENDENT AUDITORS' CONSENT

The Board of Directors of Allianz Life Insurance Company of North America and the Contract Owners of Allianz Life Variable Account B:

We consent to the use of our report, dated January 30, 1998, on the financial statements of Allianz Life Variable Account B and our report dated February 4, 1998, on the consolidated financial statements of Allianz Life Insurance Company of North America and subsidiaries included herein and to the reference to our Firm under the heading "EXPERTS".

                                     /s/ KPMG PEAT MARWICK LLP
                                     KPMG PEAT MARWICK LLP

Minneapolis, Minnesota
December 8, 1998